Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-188929, 333-213602, 333-218388, 333-225582 and 333-232081 on Form S-8 and Registration Statement No. 333-191522 on Form S-3 of our reports dated February 28, 2020 relating to the consolidated financial statements of PennyMac Financial Services, Inc., and subsidiaries (the “Company”) which report expresses an unqualified opinion and includes explanatory paragraphs regarding (a) the Company’s election in 2018 to prospectively change its method of accounting for the classes of mortgage servicing rights it had accounted for using the amortization method, and (b) the Company’s change in 2019 of its method of accounting for leases using the modified retrospective approach, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 28, 2020